Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2010

HOUSTON, August 6, 2010 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $28.0 million, or $0.70 per diluted share, for the three months ended June 30, 2010, versus net income of $26.7 million, or $0.68 per diluted share, for the second quarter of 2009. Total revenues were $142.0 million for the quarter ended June 30, 2010 compared to $133.2 million for the same period in 2009. The increase in revenues resulted from increases of $16.2 million in offshore rig equipment revenues offset by decreases of $4.5 million in revenues related to subsea equipment and $2.9 million in surface equipment revenues. Operating income was $39.3 million in the second quarter of 2010 compared to $36.3 million in the second quarter of 2009.

For the six months ended June 30, 2010, net income was $53.7 million, or $1.34 per diluted share, compared with net income of $51.4 million, or $1.31 per diluted share, for the same period in 2009. Revenues for the six months ended June 30, 2010 were $284.5 million compared to revenues of $260.7 million for the same period last year.

In addition, the Company announced that its backlog at June 30, 2010 was approximately $538 million, compared to its June 30, 2009 backlog of approximately $618 million. The Company previously announced on July 15, 2010 that it had been awarded a contract valued at approximately $100 million to supply drilling and production equipment for a tension leg wellhead platform to be installed in the Papa Terra field located in the Campos Basin offshore Brazil. The value of this contract will be included in Dril-Quip’s backlog during the third quarter of 2010.

The Company expects its earnings per share for the quarter ending September 30, 2010 to approximate $0.65 to $0.75 per share, excluding any unusual or special charges. For a discussion of matters related to the Deepwater Horizon incident and the government-imposed moratorium on deepwater drilling activities in the U.S. Gulf of Mexico, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico including activities impacted by the current moratorium affecting the U.S. Gulf of Mexico, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2010	2009	2010
Revenues	$133,186	$142,000	$260,708	$284,533
Cost and expenses:
Cost of sales	77,407	79,549	149,424	161,364
Selling, general and administrative	12,897	16,077	27,437	29,510
Engineering and product development	6,571	7,051	12,876	13,837
Special item	—	—	—	5,901

	96,875	102,677	189,737	210,612

Operating income	36,311	39,323	70,971	73,921
Interest income	132	69	344	130
Interest expense	(29)	(11)	(77)	(38)

Income before income taxes	36,414	39,381	71,238	74,013
Income tax provision	9,707	11,383	19,860	20,318

Net income	$26,707	$27,998	$51,378	$53,695

Diluted earnings per common share	$0.68	$0.70	$1.31	$1.34

Weighted average common shares – diluted	39,433	40,023	39,363	39,994

Depreciation and amortization	$4,502	$5,196	$8,664	$10,080

Capital expenditures	$9,089	$14,387	$22,883	$21,980